Exhibit 99.6

The following is a briefing document made available to managers of Xilinx, Inc. on October 27, 2020.

Briefing Document – AMD Acquisition of Xilinx

Updated: 10/26/20

Purpose

•	To help you communicate accurately and consistently about the AMD acquisition of Xilinx and guide your teams through this change
•	To understand the DOs and DON’Ts of communication of this deal

IMPORTANT: Please don’t deviate from the approved messaging nor use any materials other than what is provided to you by Employee Communication or that you access via the “AMD-Xilinx Acquisition Resource Center” [add URL] on myXilinx.

All deal-related written communications shared externally and posted and/or recorded internally must be filed with the SEC and become part of the public record. Remember to consult with Legal if you are considering any broader-based communications with your team or externally. The SEC filing requirement includes investor decks, customer letters, plus FAQs and other material posted to the intranet, among others; it also includes a requirement to transcribe and file employee and staff meetings if a recording is made available on our Intranet. It’s important for you to understand the rules and to stay on script by leveraging the approved messaging and FAQs. Please also convey to your teams this SEC filing requirement and the importance of not including your own opinions in communications.

Contacts

•	Direct media inquiries to Tara Sims (…)
•	Direct investor inquiries to Suresh Bhaskaran Nair (…)
•	Direct employee questions to Angela Volfer (…)

Background

•	On October 26, Xilinx reached a definitive agreement for AMD to acquire Xilinx in an all-stock transaction valued at $35 billion.
•	The transaction has been unanimously approved by the AMD and Xilinx Boards of Directors.
•	Combining Xilinx’s position as the number one provider of adaptive computing platforms with AMD’s processor leadership and high-growth businesses will create an industry leader with an unrivaled product roadmap, significant R&D scale, broad engineering capability and deep domain expertise.
•	At close, the transaction is expected to be immediately accretive to AMD margins and EPS while significantly increasing free cash flow generation.
•	Under the terms of the agreement, Xilinx stockholders will receive a fixed exchange ratio of 1.7234 shares of AMD common stock for each share of Xilinx common stock they hold at the closing of the transaction.
•	Xilinx employees will benefit from expanded professional development and growth opportunities as part of the larger, more diverse company.
•	The closing is expected by the end of calendar year 2021, subject to Xilinx’s shareholder and regulatory approvals as well as other customary closing conditions.
•	Until the transaction closes, Xilinx and AMD will continue to operate as separate and independent companies and we will conduct business as usual.

Talking Points

•	While this announcement may elicit mixed emotions (which is normal,) this transaction is a testament to all that we have built for the past 36 years.
•	The exponential growth of unstructured data, the rapid expansion of connected devices, and the plethora of data-intensive applications with embedded AI are driving the need for more efficient, high performance computing solutions. AMD and Xilinx together will accelerate our ability to define this new era of computing by providing the most comprehensive product portfolio and adaptive computing platforms to power a wide range of intelligent applications from the largest data center to the edge to the smallest endpoint.
•	We will have a combined TAM of $110 billion, building on AMD’s $80 billion TAM with an additional$ 30 billion of Xilinx TAM.
•	The combination of the two companies will bring together CPU, GPU, FPGA, and Adaptive SoC with deep software expertise that will enable us to drive innovation from cloud to edge and end devices quickly.
•	AMD brings significant scale to Xilinx, which will allow us to expand in many areas, including with Edge AI, Networking, and Adaptable, Intelligent Systems, among others.
•	This expanded product portfolio, together with our industry-leading engineering capabilities and market expertise, will enable our customers to bring products to market faster.
•	This transaction is primarily about revenue growth via our combined strengths. AMD fully realizes the incredible expertise and amazing talent of the Xilinx team.
•	AMD fully recognizes the expertise and professionalism of the people who make up the Xilinx team. We expect that the net reductions in the workforce will be fairly modest, for a transaction of this size, given the substantial growth opportunities afforded by the combined company’s growth profile at scale. After close, we will identify cost synergies, activate deployment opportunities, and through that process we may identify a small number of redundant positions which will be eliminated.
•	The future is very exciting for the combined company.

Answers to Key Questions

•	Why AMD in particular, and why now? We are entering into a new era where the pace of innovation is accelerating. To define and capitalize on this requires computing technologies that are not only high performance but also adaptive to meet the needs of a full range of workloads. The AMD and Xilinx combination would create an industry leader for this new computing era. While we were not looking to sell, the combination of AMD and Xilinx is compelling. Both companies have excellent independent paths, together we are a leader in high performance and adaptive computing and are extremely well-positioned to capitalize on the emerging new era of computing. The combined company will offer the industry’s strongest portfolio of high-performance processor technologies, combining CPUs, GPUs, FPGAs, Adaptive SoCs, and deep software expertise to enable leadership computing platforms for cloud, edge, and end devices. Together, the combined company will have the ability to capitalize on opportunities across diverse and growing markets, spanning from the data center to gaming, PCs, communications, automotive, industrial, and aerospace.
•	Is this an acquisition or a merger? This is an acquisition.
•	Why did the parties agree to an all-stock deal? AMD was viewed by our Board as the logical strategic partner for Xilinx. Based on the size of the transaction, AMD needed to offer a significant amount of stock. The Board carefully considered the value of their shares being offered and felt that an all-stock transaction was compelling given the meaningful upfront premium as well as the opportunity for Xilinx stockholders to share in the future value creation from the combined company.
•	How will this transaction impact Xilinx employees? This transaction is primarily about revenue growth via our combined strengths, and AMD fully realizes the expertise and professionalism of the people who make up the Xilinx team. Employees will benefit from expanded career and development opportunities as part of a larger, more diverse company. Public transactions like this do normally uncover duplication of resources in some specific areas. Any impacts to individual employees will be determined later in the process as we move toward closing the transaction. As usual, we will be as transparent and timely as we can with communications related to such impacts. It’s important that all of us remain focused on maintaining the same level of service to our customers and other stakeholders that we’ve always strived for. We want a strong close to the last chapter of Xilinx.

•	Will there be changes to employee compensation and benefits? We do not expect any changes to our comp and benefit programs as we will continue to operate independently through transaction close. Competitive compensation and benefits are critical to attracting and retaining our amazing talent, which means we will continue to design compensation and benefit programs in the best interest of Xilinx employees, including a robust end of year Focal.
•	If my future is uncertain, should I start looking for other jobs now if you cannot guarantee me employment? We are obligated to operate as two separate companies until closing. Further planning and job mapping will occur in the coming months. We have great confidence in what the combined company might do in the future, and the opportunities it will provide. We hope all employees allow time for the process to play out.
•	Can I contact my counterpart at the other company before the deal closes? What if I know them socially? Until the transaction closes, Xilinx and AMD will continue to operate as separate, independent companies. Everything remains business as usual for the time being. Accordingly, the transaction should not be discussed, nor of course, may there be any joint sales calls (presuming such calls didn’t occur pre- announcement), discussions of joint roadmap opportunities, conversations about pricing/margins, etc. Some employees will likely be asked to engage in joint integration discovery and planning in the weeks ahead. Details will be shared when available. If you know AMD employees socially, you should be cautious about what you share and treat all Xilinx confidential information as still confidential.

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Important Information about the Merger and Where to Find It

In connection with the proposed transaction, Advanced Micro Devices, Inc. (“AMD”) intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Xilinx, Inc. (“Xilinx”) and AMD and that will constitute a prospectus with respect to shares of AMD’s common stock to be issued in the proposed transaction (“Joint Proxy Statement/Prospectus”). Each of Xilinx and AMD may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Joint Proxy Statement/Prospectus or any other document which Xilinx or AMD may file with the SEC. INVESTORS, XILINX STOCKHOLDERS AND AMD STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION

ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors, Xilinx stockholders and AMD stockholders will also be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents containing important information about Xilinx, AMD and the proposed transaction that are or will be filed with the SEC by Xilinx or AMD through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by AMD will also be available free of charge on AMD’s website at ir.AMD.com or by contacting AMD’s Corporate Secretary by email at Corporate.Secretary@AMD.com. Copies of the documents filed with the SEC by Xilinx will also be available free of charge or by contacting Xilinx’s investor relations department at the following:

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

Attention: Investor Relations

(408) 559-7778

ir@xilinx.com

www.investor.xilinx.com

Participants in the Solicitation

Xilinx or AMD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Xilinx’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in Xilinx’s proxy statement for its 2020 annual meeting of stockholders which was filed with the SEC on June 19, 2020. Information regarding AMD’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in AMD’s proxy statement for its 2020 annual meeting of stockholders which was filed with the SEC on March 26, 2020.

Additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Xilinx and AMD directors and executive officers in the transaction, which may be different than those of Xilinx and AMD stockholders generally, will be contained in the Joint Proxy Statement/Prospectus and any other relevant documents that are or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Xilinx’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Xilinx and AMD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward- looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Xilinx’s and AMD’s businesses and other conditions to the completion of the transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Xilinx and AMD; (iii) the impact of the COVID-19 pandemic on Xilinx’s business and general economic conditions; (iv) Xilinx’s ability to implement its business strategy; (v) pricing trends, including Xilinx’s and AMD’s ability to achieve economies of scale; (vi) potential litigation relating to the proposed transaction that could be instituted against Xilinx, AMD or their respective directors; (vii) the risk that disruptions from the proposed transaction will harm Xilinx’s or AMD’s business, including current plans and operations; (viii) the ability of Xilinx or AMD to retain and hire key personnel; (ix) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (x) uncertainty as to the long-term value of AMD common stock; (xi) legislative, regulatory and economic developments affecting Xilinx’s and AMD’s businesses; (xii) general economic and market developments and conditions; (xiii) the evolving legal, regulatory and tax regimes under which Xilinx and AMD operate; (xiv) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Xilinx’s and/or AMD’s financial performance; (xv) restrictions during the pendency of the proposed transaction that may impact Xilinx’s or AMD’s ability to pursue certain business opportunities or strategic transactions; (xvi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Xilinx’s and AMD’s response to any of the aforementioned factors; (xvii) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto; (xviii) Xilinx’s ability to provide a safe working environment for members during the COVID-19 pandemic; and (xix) failure to receive the approval of the stockholders of AMD and/or Xilinx. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the joint proxy statement/prospectus to be filed with the U.S. Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the joint proxy statement/prospectus will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Xilinx’s or AMD’s consolidated financial condition, results of operations, or liquidity. Neither Xilinx nor AMD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.